UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: September 11, 2013
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2013, the Company issued a press release announcing the election of Messrs. James P. Hackett and John C. Lechleiter to its Board of Directors. Mr. Hackett's appointment is effective immediately. Mr. Lechleiter's appointment is effective October 1, 2013. Mr. Hackett has been appointed to the Sustainability Committee and the Nominating and Governance Committee of the Board of Directors effective immediately. Mr. Lechleiter has been appointed to the Compensation Committee and the Nominating and Governance Committee of the Board of Directors effective October 1, 2013. Mr. Hackett is the Chief Executive Officer and Director of Steelcase Inc., which purchased products from us or our dealers and from which we purchased products. During 2012, Ford purchased approximately $4.5 million in products from Steelcase or its authorized dealers. Also in 2012, Steelcase purchased approximately $900,000 in products from Ford dealers. In each case, the amount involved was less than 1% of the other company's annual gross revenues, and the transactions were made in the ordinary course of business. The Company's press release announcing the elections is attached to this Report as Exhibit 99 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS*

Designation	Description	Method of Filing

Exhibit 99	News release dated September 11, 2013	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: September 11, 2013	By:	/s/ Bradley M. Gayton
Bradley M. Gayton
Secretary

*
Any reference in the attached exhibit(s) to our corporate website(s) and/or other social media sites or platforms, and the contents thereof, is provided for convenience only; such websites or platforms and the contents thereof are not incorporated by reference into this Report nor deemed filed with the Securities and Exchange Commission.

EXHIBIT INDEX

Designation	Description

Exhibit 99	News release dated September 11, 2013